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                                                                    EXHIBIT 12.3


                COMPUTATION OF RATIO OF PRO FORMA TRANSDIGM INC.
                         NET DEBT TO EBITDA (AS DEFINED)
                             (DOLLARS IN THOUSANDS)


                                                      Pro Forma Twelve Months
                                                       Ended March 30, 2002

TransDigm Inc. Net Debt                                    $   353,060
EBITDA (as defined)                                             90,171
                                                           -----------
      Ratio                                                      3.9
                                                           ===========